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                           [COOPERS & LYBRAND L.L.P.]



                   CONSENT OF INDEPENDENT PUBLIC ACCOUNTANTS



We consent to the incorporation by reference in this Post-Effective Amendment No. 31 to the Registration Statement under the Securities act of 1933 on Form N-1A (File No. 2-99810) of our report dated April 23, 1997 on our audit of the financial statements and financial highlights of The PBHG Funds, Inc. as of and for the year or period ended March 31, 1997 in the Statement of Additional Information. We also consent to the reference to our Firm under the headings "Financial Highlights" and "Counsel and Independent Accountants" in the Prospectus and under the heading "Financial Statements" in the Statement of Additional Information.

                                   /s/ Coopers & Lybrand L.L.P.

                                   Coopers & Lybrand L.L.P.

2400 Eleven Penn Center
Philadelphia, Pennsylvania
July 21, 1997